Exhibit 4.3

WATSCO, INC.

SECOND AMENDED AND RESTATED 1996 QUALIFIED

EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

1.	Effective Date and Purpose of the Plan

2.	Definitions

3.	Eligibility

4.	Participation

5.	Common Stock Available Under the Plan

6.	Purchases of Common Stock

7.	Investing in the Plan

8.	Limitation on Purchases

9.	Changing Payroll Deductions

10.	Rights as a Shareholder

11.	Accounts

12.	Delivery of Share Certificates; Restriction on Transfer

13.	No Transfer Rights

14.	Administration

15.	Designation of Beneficiary

16.	Selling Stock

17.	Shareholder Approval

18.	Amendments

19.	Termination of Plan

20.	Laws and Regulations; Governing Law

21.	Employment Termination; Participant Retirement; Death

22.	Employment

23.	Use of Funds; No Interest Paid

24.	Additional Restrictions of Rule 16b-3

25.	Adjustments Upon Changes in Capitalization

WATSCO, INC.

SECOND AMENDED AND RESTATED 1996 QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

1. Effective Date and Purpose of the Plan

The effective date of the Watsco, Inc. 1996 Qualified Employee Stock Purchase Plan (the “Plan”) is July 1, 1996. The purpose of the Plan is to encourage ownership of Watsco, Inc. Common Stock by eligible employees of the Company, thereby enhancing employee interest in the success and progress of Watsco. The Plan provides the opportunity to invest in such stock at a discounted price through payroll deductions or lump-sum cash contributions. The Plan is intended to comply with Section 423 of the Code.

2. Definitions

For purposes of the Plan, the following terms used in this document have the meanings defined below:

“Account” - a separate account maintained by the Custodian for each Participant which reflects the number of shares of Common Stock purchased under the Plan by each Participant.

“Agent, Custodian and Recordkeeper” - Wachovia Bank, N.A. or such other custodial agent as may be appointed by the Committee.

“Business Day” - a day on which there is trading on the New York Stock Exchange.

“Code” - the Internal Revenue Code of 1986, including any amendments.

“Committee” - the Compensation Committee of the Board of Directors of Watsco, Inc.

“Common Stock” - Watsco, Inc.’s $.50 par value, Common Stock, presently traded on the NYSE.

“Company” - Watsco, Inc. and any of its subsidiaries (within the meaning of Section 424(f) of the Code) whose employees are designated by the Committee as being Eligible Employees.

“Compensation” - the amount of a Participant’s base wages, overtime, commissions and cash bonuses, before giving effect to any reductions made in connection with any plans described in Section 401(k) or Section 125 of the Code.

“Eligible Employees” - an employee of the Company who is eligible to participate in the Plan in accordance with Section 3.

“Entry Date” - the first Business Day of each Purchase Period.

“Exchange Act” - The Securities Exchange Act of 1934, as amended.

“Fair Market Value” - the value of a share of Common Stock on any Business Day shall be the closing price of the Common Stock as published in the NYSE listing for such day; in the event such prices are not published, the Fair Market Value shall be the most recent published price available.

“NYSE” - the New York Stock Exchange.

“Participant” - each Eligible Employee who has elected to have amounts deducted from his or her Compensation and/or contributes lump-sum amounts to participate in this Employee Stock Purchase Plan.

“Purchase Date” - the first Business Day after the month end of each Purchase Period on which it is administratively possible to execute the purchase, but no more than five business days after the end of each Purchase Period.

“Purchase Period” - each of the three calendar month periods ending on the last day of March, June, September and December. The initial Purchase Period of the Plan shall begin on July 1, 1996 and end on September 30, 1996.

“Purchase Price” - the lesser of: he Fair Market Value of a share of Common Stock on the Entry Date, less 15%; or the Fair Market Value of a share of Common Stock on the last day of the Purchase Period less 15%.

“Watsco” - Watsco, Inc., a Florida corporation.

3. Eligibility

An employee of the Company shall be eligible to participate in the Plan if, at the beginning of the Purchase Period, the employee has completed 90 days of continuous employment and is regularly scheduled to work for the Company at least 20 hours per week and more than 5 months per year. No employee shall be eligible to participate in the Plan if, immediately after the Entry Date, the employee (or any other person whose stock would be attributed to the employee pursuant to Section 424(d) of the Code) would own stock and/or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Watsco or any parent company or subsidiaries thereof.

4. Participation

Participation in the Plan is voluntary. An eligible employee may elect to participate by completing an enrollment form and returning it to the payroll department of Watsco (or any subsidiary of Watsco that employs the employee). The payroll deductions will start at the beginning of the next Purchase Period. The completed enrollment form must be received by the payroll department no later than 15 days prior to the beginning of a Purchase Period.

Purchase Periods begin on January 1, April 1, July 1 and October 1 of each year. The Committee shall have the power to change the duration of the Purchase Period with respect to any future Purchase Period without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected. So long as the Plan remains in effect, once an eligible employee enrolls, he/she will automatically continue participation in subsequent Purchase Periods on the same basis, unless he/she elects to change deduction amounts, withdraws or becomes ineligible.

5. Common Stock Available Under the Plan

The maximum number of shares of Common Stock which may be purchased under the Plan is 900,000, subject to adjustment in the event of any capital change by reason of any stock dividend or split, recapitalization, merger in which Watsco is the surviving entity, combination or exchange of shares or similar corporate change. In such an event, the number and type of shares of Watsco which Participants may purchase under the Plan, and the maximum number of shares which may be purchased under the Plan, will be adjusted, as appropriate, by the Board of Directors described in Section 25.

6. Purchases of Common Stock

On the Purchase Date for each Purchase Period, whole and fractional shares will be purchased for each Participant with the accumulated Participant payroll deductions and/or with any lump-sum amounts contributed by the Eligible Employee. The Purchase Price is equal to the lesser of 85% of the Fair Market Value of a share of Common Stock on the Entry Date, or 85% of the Fair Market Value of a share of Common Stock on the last day of the Purchase Period. Additionally, commission charges relating to the purchase of Common Stock under the Plan will be paid by the Company.

7. Investing in the Plan

Plan elections for payroll deductions or lump-sum cash contributions must be made in whole dollar amounts. The minimum dollar amount is $10.00 per payroll period for employees that are paid weekly and $20.00 per pay period for employees that are paid either bi-weekly or semi-monthly. If an employee elects to make a lump-sum contribution, the minimum cash payment is $100 per Purchase Period.

8. Limitation on Purchases

The Fair Market Value of Common Stock that a Participant has the right to purchase under the Plan cannot exceed $25,000 in one calendar year. This limitation is based on calculating the Fair Market Value at the beginning of each Purchase Period.

9. Changing Payroll Deductions

A Participant’s elected payroll deduction may be increased or decreased effective with the next Purchase Period. The form must be received by the payroll department no later than 15 days prior to the next Purchase Period. Changes will not become effective during a Purchase Period.

Participants may, however, cease deductions or obtain a refund of his/her lump-sum contribution during a Purchase Period so long as notice is received by the payroll department prior to the Purchase Date. If a Participant ceases deductions during a Purchase Period or requests the refund of a lump-sum contribution, the deductions already taken or the amount of the lump-sum contribution made will be refunded to the Participant as soon as practicable. The Participant would not be eligible to participate again until the Purchase Period after the one in which he/she withdrew. In order to rejoin the Plan, a new enrollment form must be submitted.

10. Rights as a Shareholder

From the initial Purchase Date of shares of Common Stock and thereafter (unless and until the Participant sells the Common Stock), the Participant shall have all the rights and privileges of a stockholder of Watsco with respect to the shares of Common Stock purchased by the Participant. Proxy information will be provided for each stockholders’ meeting, so that each Participant may have his/her full and fractional shares voted in accordance with their instructions.

11. Accounts

Wachovia Bank, N.A. has been appointed Custodian for the Plan. The Custodian will maintain an Account for each Participant. A statement or confirmation will be issued following the purchase of shares of Common Stock, which will include the number of full or fractional shares (rounded to three decimal places) purchased for the Participant at the end of each Purchase Period, the total number of shares owned by the Participant under the Plan and the cost per share.

12. Delivery of Share Certificates; Restriction on Transfer

As soon as practicable after each Purchase Date, the Custodian shall issue a certificate representing the total number of whole shares of Common Stock for aggregate purchases of all of the Participants hereunder. Any remaining amount, representing a fractional share that may not be certificated shall be carried forward to the next date of exercise for certification as a part of a whole share.

Except as hereinafter provided, for a period of 12 months after each Entry Date for each Purchase Period in which the Participant purchases stock (the “Restriction Period”), the shares of Common Stock purchased for that Purchase Period may not be sold, transferred or disposed of by the Participant other than upon death by will or the laws of descent and distribution or to immediate family members or trusts established for their benefit. Such restriction shall not apply to the transfer of such shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the same transfer restrictions applicable to the original shares of Common Stock, and shall be held by the Custodian pursuant to the provisions hereof.

Upon expiration of the Restriction Period, the transfer restrictions shall cease to apply and the Participant may direct the sale of some or all of the whole shares of Common Stock in his/her Account that are not then subject to transfer restrictions.

13. No Transfer Rights

The rights granted under this Plan may not be assigned or transferred under any circumstances other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.

14. Administration

The Plan is administered by the Committee. The members of the Committee are not eligible to participate in the Plan. The Committee has the authority to interpret the Plan and to establish rules and regulations for its administration, and the decisions and interpretations by the Committee shall be final, conclusive and binding upon all Participants. The Committee has the authority to delegate the day-to-day administration of the Plan.

15. Designation of Beneficiary

A Participant may file a written designation of a beneficiary who is to receive any shares and cash in the Participant’s Account, as well as any uninvested cash, if any, in the event of such Participant’s death. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor of the Participant’s estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Selling Stock

The Plan is intended to provide Participants with an ownership interest in Watsco as an investment. However, once the Restriction Period described in Section 12 has elapsed, Participants may sell shares of Common Stock purchased under the Plan by completing and submitting the appropriate form to the payroll department. Participants will be responsible for payment of a commission per share of Common Stock sold.

Restrictions may apply to the sale of shares of Common Stock by certain officers and executives of the Company and those having similar responsibilities, who are subject to Watsco’s Code of Conduct for Senior Executives.

17. Shareholder Approval

The Plan was effective on July 1, 1996. This amendment and restatement of the Plan shall be effective as of April 1, 2005, subject to approval by the shareholders of Watsco in accordance with applicable law and the requirements of Section 423 of the Code. Participation in the Plan may continue, prior to receipt of shareholder approval of this amendment and restatement, provided that, if shareholder approval is not received, no shares of Common Stock shall be purchased under the Plan beyond the limit as in effect under Section 5 of the Plan prior to the effective date of this amendment and restatement. In addition, to the extent necessary to comply with Rule 16b-3 of the Exchange Act or under Section 423 of the Code or other applicable law, the Committee shall obtain approval of the shareholders of Watsco of any Plan or any Plan amendment in such a manner and to such a degree as required.

18. Amendments

The Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders of Watsco, no amendment may be made (a) increasing the number of shares which may be purchased under the Plan (other than provided in Section 5 herein), or (b) if and to the extent shareholder approval is required, to comply with Section 423 of the Code, Rule 16b-3 of the Exchange Act, or any other applicable law or regulation.

19. Termination of the Plan

The Plan and all rights hereunder shall terminate on the earliest of:

•	the date on which the maximum number of shares of Common Stock available for purchase under the Plan has been purchased;

•	the termination of the Plan by the Committee;

•	the effective date of any consolidation or merger in which Watsco is not the surviving entity, any exchange or conversion of outstanding shares of Watsco for or into securities of another entity or other consideration, or any complete liquidation of Watsco.

Upon termination of the Plan, any full shares in the Participant’s account together with a cash amount for any fractional shares shall be delivered by the Custodian to the Participant or his/her legal representative as soon as practicable following such termination.

20. Laws and Regulations; Governing Law

Notwithstanding any other provision of the Plan, the rights of Participants to purchase Common Stock hereunder shall be subject to all applicable Federal, state, and foreign laws, rules and regulations and the rules of each stock exchange upon which the Common Stock is from time to time listed.

As a condition to issuing any shares, the Company may require the Participant to represent and warrant at the time of any such issuance that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

The Plan and purchase of Common Stock hereunder shall be subject to additional rules and regulations, not inconsistent with the Plan, that may be promulgated from time to time by the Committee regarding the purchases and sales of Common Stock.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws, and applicable Federal law.

21. Employment Termination; Participant Retirement; Death

Disposition of Account Upon Termination of Employment Other Than Retirement or Death-

If the employment of a Participant terminates for any reason other than retirement or death, his/her participation in the Plan terminates automatically as of the date of the termination of employment. The Company shall promptly refund the amount of any uninvested amounts held under the Plan. In addition, upon termination of employment, for Participants with fewer than 100 restricted shares in his/her account, the Custodian, as soon as is practicable following notification, shall sell all whole shares of Common Stock in the Participant’s Account and any fractional shares shall also be converted into cash. Such proceeds (less commissions and/or service charges) upon sale of the whole shares together with the cash from the conversion of such fractional shares shall be delivered to the Participant. For participants with 100 shares or greater in his/her Account, the Participant may elect to request that the Custodian issue a share certificate for some or all of such shares in the Account, or, for shares that are not then subject to the Restriction Period set forth in Section 12, may request that such shares be sold. Such disposition of shares shall not apply to Participants that are subject to Rule 16b-3 requirements; such participants may obtain certificates for any whole shares held in his/her Account upon notification to the Custodian.

Disposition of Shares Upon Termination by Retirement -

A Participant, upon attainment of age 65 and retirement from the Company, may by written notice to the Company, request a certificate for any whole shares held in the Account. Unless such a request is received upon notification of retirement, the shares will be subject to sale upon termination of employment as described above.

Disposition of Shares Upon Death-

Upon the death of the Participant, shares will be disposed of in accordance with Section 15.

22. Employment

The Plan shall not confer any rights of continued employment upon any employee of the Company.

23. Use of Funds; No Interest Paid

All funds received by the Company under the Plan shall be included in the general funds of the Company and may be used for any corporate purpose. No interest shall be paid to any Participant or credited to his/her account under the Plan.

24. Additional Restrictions of Rule 16b-3

Persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 of the Exchange Act or any successor provision. This Plan shall be deemed to contain such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions. In the event that Rule 16b-3 provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as to comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any Committee or person that is not “disinterested” as that term is used in Rule 16b-3.

25. Adjustments Upon Changes in Capitalization

Subject to any required action by the stockholders of Watsco, the number of shares of Common Stock issued pursuant to the Plan and the number of shares of Common Stock which have been authorized but are unissued under the Plan (collectively, the “Reserves”), as well as the price per share of Common Stock at which such shares may be purchased, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Watsco; provided, however, that conversion of any convertible securities of Watsco shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by Watsco of shares of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject the Plan.

In the event of the proposed dissolution or liquidation of Watsco, the Purchase Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of Watsco, or the merger of Watsco with or into another corporation, shares under the Plan shall be assumed or an equivalent share shall be assumed or substituted by such successor corporation or a parent or subsidiary of such successor corporation.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that Watsco effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of Watsco being consolidated with or merged into any other corporation.